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                                                                    Exhibit 99.1

  netGuru Receives $2 Million in Convertible Debt Financing From Laurus Master
                                      Fund

YORBA LINDA, CA - December 20, 2002. netGuru, Inc. (Nasdaq: NGRU), an integrated information technology and services company, provider of world-class engineering software for structural design and analysis, and provider of collaborative software, announced today that it has obtained a $2 million secured convertible debt financing from New York-based private equity fund Laurus Master Fund, Ltd (Laurus).

The 6% convertible note, which will be amortized over a 20 month period, may be repaid at netGuru's option, in cash or through the issuance of shares of netGuru's common stock at the fixed conversion price of $1.60 per share if the shares are registered with the Securities and Exchange Commission (SEC) for public resale and the then current market price is 110% above the fixed conversion price. netGuru also issued to Laurus a five-year warrant to purchase 200,000 shares of netGuru common stock, exercisable in three tranches at exercise prices ranging from $1.76 to $2.40 per share. The note is secured by a general security interest in the assets of netGuru and its subsidiaries. The note and warrant contain anti-dilution provisions. The note, the warrant and related agreements will be described in and attached to a current report on Form 8-K.

David Grin, Fund Manager of Laurus, stated, "We believe in netGuru's management team. We feel the Company's engineering and collaborative software makes this an attractive investment opportunity for us and view this financing as the first part of a long-term relationship with netGuru."

Commenting on the development, Mr. Amrit Das, Chairman & CEO of netGuru said, "We are encouraged by the confidence and support shown by Laurus in our endeavors. We are excited about expanded sales opportunities that we see developing in 2003 for our engineering and collaborative software products. This credit facility should provide us the financial capacity to take advantage of these opportunities."

About netGuru, Inc.

netGuru is an integrated information technology and services company. The Company's primary products and services consist of the following:

         o Engineering and collaborative software products and services for businesses worldwide;
         o        Information technology services; and
         o        Web-based telecommunication and travel services

netGuru has offices in the United States, India, the United Kingdom, France, Germany and Singapore and distributors in 40 countries. netGuru currently licenses its software products to more than 19,000 businesses, with 47,000 installations and 160,000 users in over 85 countries.



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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, in particular, the comments regarding sales opportunities in 2003 for netGuru's engineering and collaborative software products, the utilization of the credit facility to take advantage of such opportunities, and the results of implementing the management's business plan, are forward looking statements that involve a number of risks and uncertainties. The actual future results of netGuru could differ from those statements.
Factors that could cause or contribute to such differences include, but are not limited to, netGuru's ability to continue revenue growth and technological innovation, management's ability to successfully implement its business plan, worldwide economic conditions, changes in governmental regulations and policies, the emergence of competitive products and services, unforeseen technical issues and those factors contained in the "Risk Factors" Section of netGuru's Form 10-KSB, as amended, for the fiscal year ended March 31, 2002.

For further information please contact:

Jyoti Chatterjee                                  Bruce Nelson
President and COO                                 Chief Financial Officer
jyoti@netguru.com                                 bruce@netguru.com
(714) 974-2500 x 214                              (714) 974-2500 x 215